Exhibit 99.1

Idaho General Mines, Inc. Announces Completion of Purchase of Hall-Tonopah Molybdenum & Copper Royalty

SPOKANE, WASHINGTON — February 01, 2007

Idaho General Mines, Inc. ( AMEX:GMO ) is pleased to announce that the Company has closed on the acquisition to purchase the outstanding 12 percent net smelter royalty (NSR Royalty) interest in the mineral rights of its Hall - Tonopah molybdenum-copper property in Nye County, Nevada. The closing of this acquisition occurred on Tuesday, January 30, 2007. Idaho General now owns all the royalty rights associated with this potentially valuable deposit. This property fits within the Company’s strategy of acquiring advanced stage molybdenum assets with superior molybdenum grade and size potential.

The acquisition agreement included the purchase of all outstanding stock of Equatorial Mining North America, Inc. for approximately $4.8 million cash. Idaho General now owns a 100% interest in the two known copper and molybdenum deposits at Hall - Tonopah. This includes the copper-molybdenum open pit mine partially mined by Equatorial Mining Limited (Equatorial) in the early 2000’s and the adjacent primary molybdenum open pit deposit last mined in 1991 by Cyprus Minerals Corporation (Cyprus). Idaho General now owns the Hall-Tonopah property and all associated mineral rights without future royalty obligations. In the transaction, the Company also acquired approximately $1.3 million cash held by the acquired company.

Robert L. Russell, Executive Director of Idaho General stated “The Hall-Tonopah Property is significant because the known deposit is substantive with 150 million tons drilled and has good known grades of 0.098% molybdenum. We have commenced a molybdenum drilling program to further explore the molybdenum resources available at the Hall-Tonopah property and will undertake a preliminary feasibility study later this year.”

Russell further stated, “We are very pleased to announce that through this acquisition Idaho General has acquired sole ownership of a second world class molybdenum deposit in the favorable mining-friendly State of Nevada. The Company’s ownership at its Hall- Tonopah property now includes substantial infrastructure remaining from prior operations including water rights, tailings ponds, roads, power infrastructure, truck and maintenance shop, flotation mill foundations, administration buildings, and an assay laboratory. This infrastructure should reduce the capital requirements to commence our mining operations at the site. Because of the proximity of the Company’s two primary deposits, the Company anticipates reaping operational and capital benefits. We intend to commence a feasibility study at the conclusion of our current drilling program. We also plan to demonstrate in our feasibility study how Hall-Tonopah molybdenum production can be flexibly accretive to the molybdenum production from our proposed flagship Mount Hope mine, mill, and roasting facility to meet the ever growing world molybdenum demand.”

History of Primary Molybdenum Mining at Hall-Tonopah:

The Hall-Tonopah property includes the former Hall molybdenum deposit which was operated as an open pit mine between 1982 and 1991 by the Anaconda Company and Cyprus Minerals, Inc. Extensive diamond drilling during the Anaconda era resulted in finding and delineating a deposit estimated to contain 200 million tons at a grade of 0.091% molybdenum. During this period approximately 50 million tons of ore were mined and processed at an approximate grade of 0.11% molybdenum, which were higher than those originally estimated. Idaho General Mines, Inc. estimates, based on verification through independent consultants, that approximately 150 million tons of the deposit are present and essentially as stated by the predecessor companies. The Hall Property includes approximately 7000 acres of deeded lands, patented and unpatented claims, and water rights.

Russell further stated, “It is important that our shareholders understand that our world class Mount Hope molybdenum deposit in southern Eureka County, Nevada has an estimated 1.3 billion pounds of recoverable molybdenum and the Company will continue to focus our efforts to permit and bring Mount Hope into production as rapidly as possible.

Information about Idaho General Mines, Inc. can be reviewed on the Company website and at the Securities and Exchange Commission (the “SEC”) website at www.sec.gov or on the Company’s website at http://igmines.com/.

Statements herein which are not historical facts, such as the anticipated benefits the acquisition discussed herein, estimates of the volume and grade of mineral deposits, future production levels, exploration results and plans, costs, prices are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, results of our ability to integrate the acquired property into our operations without undue costs or unanticipated liabilities, metals price and production volatility, exploration risks and results, political risks, project development risks and ability to raise financing. Refer to the Risk Factors and other discussion contained in the Company’s Form 10-QSB and 10-KSB reports on file with the SEC for a more detailed discussion of factors that may impact these forward looking statements. The Company undertakes no obligation and has no intention of updating forward-looking statements.

Cautionary Note

The SEC permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms and statements in this news release that the SEC guidelines prohibit from including in our filings with the SEC. Readers are urged to consider closely the disclosure in our filings with the SEC. You can review and obtain copies of these filings from the SEC’s website at www.sec.gov.

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Contact Information: E-mail: info@igmines.com

Robert L. Dumont, Vice-President

Idaho General Mines, Inc.

Phone: (509) 838-1213

www.igmines.com ( AMEX:GMO )